Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4 No. 333-) and related Prospectus of Omega Healthcare Investors, Inc. and to the incorporation by reference therein of our report dated March 30, 2018, related to the consolidated financial statements of GruenePointe Holdings, LLC and Subsidiaries, as of December 31, 2017 and 2016, and for the years then ended, which were filed with the Annual Report on Form 10-K/A of MedEquities Realty Trust, Inc. for the year ended December 31, 2017.

/s/ Whitley Penn, LLP

Dallas, Texas

February 8, 2019